Exhibit 10.10

DaVinci Biomedical Research Products, Inc.	[LOGO]
PO BOX 1125
SOUTH LANCASTER, MA 01561

TO:	SHIP TO:

Phage Biotechnology	Phage Biotechnology
Att. Accounts Payable	Dr. Jack Jacobs
18300 Von Karman Ave. Suite 440	14270 Franklin Ave. Suite 110
Irvine, CA 92612	Tustin, CA 92780

INVOICE -PH1000

CUSTOMER ORDER NO.	INVOICE DATE	DATE SHIPPED	SHIPPED VIA	F.O.B.	TERMS
6005	7-6-01	N/A	N/A	50%prior/50%.upon comp
QUANTITY DESCRIPTION			UNIT PRICE	TOTAL AMOUNT

This regard previous invoice!!!

Adjusted quote per Dr. Jacobs on 7-6-01. An addictional 10 of 12 animals will be used of which will increase the total number of animals to 37 of which 31 would be the minimum number of canine used! I altered our original GLP quote to the price of $160,578. A reduction of 12.56%. If we take $180,578 (original price) and increase by 48%( 12 addictional canines) then we would get $267,255.44. If I give you the same decrease as before, -12.56%, we get $237,433.75. ( As a reference; a reduction of $29,821.69).

Total Revised GLP: $237,433.75

50% due prior to ordering of Canine. $118,716.87

50% due upon completion. $118,716.87

Any questions... call or fax us at Tel. 978-368-3477 or Fax. 978-368-3579

Total Revised GLP: $237,433.75

TERMS & CONDITIONS

Comments:	For Pathology: If you would like Digital or standard pictures, for future reference, please, advice. Pathology will be conducted on all abnormal findings when other organs are viewed during necropsy. This may increase costs!

Charges:	1) A change in procedure, quantities, protocol, abnormalities and time needed, et may also change costs. We normally do not change cost for minor changes. They would have to be significant!

Time:	Per discussion and agreement between Mr. J. Villani of DaVinci and Dr. Jack Jacobs. Note: The sooner it is known, when the project will begin, the better it will be to schedule canines to be delivered and set-up in there own holding room!

Terms:	Payment of 50% prior to procedures and 50% upon completion.

Cancellation Policy:	In the event that the sponsor can not perform the project on the day scheduled and needs to cancel the date, a cancellation fee of $1,500 per day will be charged to the sponsor unless cancellation of day is conveyed two weeks in advance. In the event that the project is canceled, all Animals, material purchased for project, labor, et, will be charged to client.

Da Vinci Biomedical Research Products, Inc.

Mr. Joseph Villani: Sales Executive
	Signature	Date

Mr. Mario Pio Villani: Surgical Specialist
	Signature	Date

Dr. Jack Jacobs: Project MGR
	Signature	Date

DaVinci™

Biomedical research Prod.

PROTOCOL

ACTIVITY INVOLVING VERTEBRATE ANIMAL MODELS

Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs

DaVinci Study Number: DB-19

Sponsor:	Cardio Vascular Genetic Engineering Corp. Phage Biotechnology Corp. 14270 Franklin Ave. Suite 110 Tustin, CA 92780

Telephone Number: 714-368-1520, ext.15 Fax Number: 714-368-1517

Sponsor Contact:	Jack Jacobs

e-mail Address:	jjacobs@phagebiotech.com

Project Site:	DaVinci Biomedical Research Products
40 Maple Ave
So. Lancaster, MA 01561

	Telephone Number:	(978) 368-3477
	Fax Number:	(978) 368-3579

Facility Contact Person:	Mario Pio Villani

Protocol Issue Date:	July 13, 2001

DaVinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs	July 13, 2001
Study Number: DB-19	Page 2 of 11

1. OBJECTIVE/LAY SUMMARY: The objective of this study is to evaluate the toxicity that may occur during a 3-28 day post-dosing period following the acute administration of FGF-1 directly into the ischemic heart of a dog.

2. REGULATORY REFERENCE: This study will be performed under Good Laboratory Practice Regulations; The Standard Operating Procedures of the test facility will be followed, and all appropriate study documentation’s will be maintained in the study file.

3. STUDY DESIGN: During the ischemic insult and dose administration procedure the following values will be obtained every 10-15 minutes: electrocardiograms (ECG’s), heart rate (HR), systolic arterial pressure(SAP), diastolic arterial pressure(DAP), and mean arterial pressure(MAP) will be monitored and recorded, BP and ECG changes occur during ischemic insult, or any time thereafter including dose administration, values will be monitored until baseline values are established, but not to exceed 30 minutes post. A printout of ECG’s will be performed when values change and every 10-15 minutes, thereafter.

The following groups of animals will be used on study:

Group 1	Vehicle	5 dogs (3male and 2female)	28 day post-dosing necropsy
Group 2	0.02 mg/kg FGF	5 dogs (3male and 2female)	28 day post-dosing necropsy
Group 3	0.2 mg/kg FGF	5 dogs (3male and 2female)	28 day post-dosing necropsy
Group 4	Vehicle	3 dogs (2male and 1female)	3 day post-dosing necropsy
Group 5	0.2 mg/kg FGF	3 dogs (2male and 1female)	3 day post-dosing necropsy

Treatment Regimen:

Each dog will receive an ischemic insult to the heart, using a balloon-tipped catheter, where injury and thrombus formation are directed at the left circumflex coronary artery. The ischemic insult will be monitored angiographically and by electrocardiograms. The animals will have a 7 day recovery period prior to dosing with the test article or vehicle. The total dosage is given. Each animal will receive two injections of FGF-1, one injection in the general area of the ischemic insult and one injection in healthy heart tissue, Group 2 will receive two injections of 0.02 mg/kg FGF-1 and group 3, two injections of 0.2 mg/kg FGF-1. The injections of the vehicle or test article will be made directly into the cardio-ventricular wall via a mini-thoracotomy. The volume of each injection will be 0.25 ml and will contain the growth factor and heparin in a physiologic salino solution. The amount of heparin in each injection will at a fixed ratio of 1000 IU heparin/mg FGF-1, the same as will be used in the proposed clinical trial. The Sponsor will include the heparin in each dose and in the vehicle. Both the high and low dose of heparin will be represented in the vehicle groups.

Cardiovascular Measurements:

1.	Angiograms: A total of 4 angiograms will be performed on each dog including a base-line angiogram, one after the ischemic insult, one after dosing of vehicle or test substance and one prior to necropsy.

Davinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs	July 13, 2001
Study Number: DB-19	Page 3 of l1

2.	Electrocardiograms (ECG’s): Baseline prior to procedure, post coronary occlusion, prior to dose administration, and post administration 3-5 days, and prior to necropsy.

Blood Draws For Assays: Blood will be drawn at the following times to permit measurement of assays to assess cardiac damage and for PK studies by the Sponsor. Pre-ischemic time point, post-ischermic time points at 7 days, and post-dosing time points of: 30 min, 1, 3, 6, 24 hours, day 3 and 7 and then weekly during the post-dose observation period. Blood will be obtained via the jugular or other suitable vein and shipped on dry or wet ice to 1) contract lab to perform the cardiac enzyme as says, and 2) Sponsor. A 2.5 ml sample in serum separator tube. The Sponsor will be notified before any samples are shipped to verify the number of samples to be analyzed.

The following cardiac enzyme assays will be diagnosed:

1. Creatine phosphokinase (CK)	Shipped frozen to Ani-Lytics
Total [creatine kinase] Cardiac [CK(MB)]

2. Lactate Dehydrogenase
(LDH)	Shipped on wet ice to Ani-Lytics
Total [Lactate Dehydrogenase]

Cardiac [LDH(CH4)]

Clinical Blood Draws:

The following blood samples will be collected:

CBC, Clinical Chemistry. 1.8ml serum separation, and 0.5ml EDTA sample will be taken.

Timepoints: Prior to surgery, post ischemia, day 1 post test article administration, and pre-necropsy.

Parameters: Kidney- BUN, and Creatinine, Liver- ALT, AST, Alkaline phosphatase, and total Bilirubin,

Eye examinations: The eyes of all animals will be examined using an indirect ophthalmoscope and slit lamp microscope to check for any signs of angiogenesis in the eyes. The examinations will be performed prior to dosing and prior to necropsy.

Rationale for using animals:

Written Narrative Description for Alternatives to Painful Procedures. References: Animal Welfare Act section 3(a)(B) and 9CFR, and Part 2 section 2.31(d, 1, and ii).

a. Animal Species:

This product requires evaluation of using in vivo model, as its anticipated use will be in humans. Dogs are an established animal species for cardiovascular and pharmacokinetic studies. There are no alternatives to intact animal models in conducting myocardial infarction studies such as these. A MedLine search of over 11 million citations revealed no similar studies have been performed in the past. pharmacokinetic studies. There are no alternatives to intact animal models in conducting myocardial infarction studies such as these.

DaVinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs	July 13, 2001
Study Number: DB-19	Page 4 of 11

b.	Number of Animals: Thirty seven animals is the minimum needed to show statistical significance, and allows 6 additional animals for experimental error associated with this model.

c.	Level of Discomfort and/or Pain: Please check one of the following,

☐ B. very low, temporary pain or discomfort

☒ C. Short term pain and/or discomfort(surgical procedure-use of analgesic, anesthetic and tranquilization drugs to eliminate or minimize discomfort and pain)

☐ D. chronic pain (anesthetics and analgesic to be provided)

☐ E. procedures with the involvement of pain (where pain can not be eliminated)

d.	If C,D&E of section c are chosen have you looked at alternatives and if no alternatives give explanation?( Narrative Description Needed)

4.	TEST SYSTEM: The procedure described will be performed in accordance to the Standard Operating Procedure of the Test Facility.

A.	Animals: Animals may be referred to by tattoo, species, or animal number in study file.

Common Name: Dog (beagle)

Species: Canis familiaris

Number of Males: 21

Number of Females: 16

Age of Onset: Documented on file

Weight at Onset: Documented on file

B.	Source: Animals will be obtained from test facilities certified vendors and will be documented on study file.

C.	Quarantine: Animals will be quarantine for seven days, and released by the veterinarian after physical exam.

D.	Randomization: Randomization of animals for treatment will be done by random number selection.

E.	Identification: Each animal will be identified tattoo. That will also be posted outside the animals cage and/or enclosure.

F.	Disposition of Animals: At the conclusion of the study the animals be euthanized in accordance with the AVMA panel on Euthanasia,218 (5): 668-696, 2001.

DaVinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) In Dogs	July 13, 2001
Study Number: DB-19	Page 5 of 11

5.	ANIMAL CARE PROCEDURE: The procedures described and performed below will be conducted in accordance with the Guide for the Care and Use of Laboratory Animals, USDA, APHIS, Animal Welfare Act and/or in accordance with the Standard Operating Procedures of DaVinci Biomedical Research Prod.

A. Animal Husbandry and Maintenance: Animals will be individually housed during the test period. During the holding and testing period husbandry maintenance and environmental conditions will be maintained as in the quarantine period, unless changes are needed which will be noted in the protocol.

B. Environmental Conditions: The conditions in the room will be maintained as follows: room temperature will be maintained 64-84deg F and the humidity will range 30-70%, and the room will have 12/12 light/dark cycle.

C. Water: Tap water will be provided to the animals ad libitum (unless the animal is being fasted. Water analysis will be performed biannually and made available for the study file. Water will be analyzed by an independent contract facility. The results will include the following: heavy metals, chlorinated hydrocarbons, organophosphates, nitrates, nitrites, total trihalomethanes, dissolved minerals, and a standard plate count.

D. Diet: LabChows, Lab Diet. Certified Canine Chow Brand will be fed to the animal daily. The lot and expiration will be documented and recorded on file. Chow may differ if specified by sponsor.

6.	TECHNICAL PROCEDURES: The procedures described will be performed in accordance will the Standard Operating Procedures of DaVinci Biomedical Research Prod. Data collected will be documented manually.

A. Body Weights: Individual body weights will be recorded prior to surgery on the surgery form and prior to necropsy.

B. Fasting of Animals: All animals will be fasted at least 12-24 hours prior to surgery((NPO) no food or water).

C. Preoperative Procedure:

Anesthesia: Each animal will be anesthetized with butorphenol (0.2mg/kg), acepromazine (0.1mg/kg), and atropine (0.02 mg/kg) IM as a pre-medicated cocktail and then Propofol will be administered at 4 mg/kg IV for anesthesia at a rate of 1ml/10kg/min prior to surgery preparation. The animal will be immediately intubated and maintained under anesthesia with inhalant isoflurane anesthetic at 2.5%-4% for induction and 0.5-2.5% for maintenance delivered through either a volume-regulated respirator or rebreathing apparatus. An intravenous catheter will be placed in a peripheral vessel for

DaVinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs	July 13, 2001
Study Number: DB-19	Page 6 of l1

drug administration if needed, and Lactated Ringer solution to be administered at l0ml/kg/hr. If emergency drugs are needed they will be administered through this line and the drug, dose, route, and site of administration will be documented in the surgical file.

Surgical Preparation: The animal will be clipped over the femoral artery and will be positioned supine. The operative area will be cleaned with a three alternating scrubs of povidone-iodine scrub and 70% alcohol, once the alternating scrubs are done a final application of povidone-iodine solution will be applied and allowed to dry. (the area will be draped for aseptic surgery).

D-1. Surgical Procedure:

Induced myocardial ischemia: Once the surgical site has been aseptically draped and is prepared for surgery a Slazenger needle will be used to make an arteriotomy into the femoral artery, upon successful insertion into the artery a guide wire will be introduced through the needle into the artery, the needle will be removed and the introducer will be placed over the guide wire into the artery. With the use of an Angio-catheter and fluoroscopic guidance the catheter will be advanced up and over the aortic arch and into the ostia and placement will be confirmed by coronary arteriogram with contrast media (MD-76, Mallinkrodt Medical) of the left coronary artery. A guide-wire will be used to advance into the circumflex artery and an appropriate sized balloon will be used to advance over the guidewire to the position of choice. The balloon will be expanded and the intimal layer of the artery will be injured, this will be performed by push-pull mechanism. Post injury the balloon will be deflated and withdrawn from the injury site, and will be inflated distally to acquire stasis. Occlusion will occur quickly and a pre and post ischemic image will be taken.

E. Postoperative Procedures: Post surgery the surgical sites will be monitored and checked once daily for any evidence of infection, bleeding dehiscence, or swelling.

1)	Recovery: The animal will be allowed to recover from anesthesia, and the animal will be extubated when the swallowing reflex has returned.

2)	Postoperative Analgesia: If needed, post ischemia insult analgesia will be given. Analgesia will be given post dose administration. In addition to the preoperative administration of Butorphenol (0.2 mg/kg,IM), a 3 day post surgery regimen of Buprenorphine @0.02 mg/kg BID SC will be given. In some cases additional doses may be needed at the discretion of the facility veterinarian.

D-2. Route and Rationale of Test Article Administration:

The route of administration of the FGF-l will be by two direct injections into the cardio-ventricular wall; one injection will be administered in 0.25 ml of a heparin/saline solution in the general area of the heart that has suffered an ischemic injury. The second injection of 0.25 ml will be in healthy heart tissue. The site of both injections will be marked with a suture. This route of administration was selected because the test article is intended to be injected directly into the heart of human patients in order to stimulate new blood vessel formation.

DaVinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs	July 13, 2001
Study Number: DB-19	Page 7 of l1

F. Follow-up Dose Administration:

Approximately seven days after ischemic insult, the animal will be Anesthetized in accordance to section 6. C, and either femoral site, and left lateral rib cage will be clipped and prepped for aseptic surgery. Upon surgical preparation and aseptic draping of the animal, an introducer and guide catheter will be placed as in the initial surgery, a angiogram will be taken of the circumflex artery. Upon completion of the angiogram a thoracotomy will be made between the 4-5 intercostal space to expose the pericardium (prior to thoracotomy bupivacaine will be administered IM intercostal at a dose of 2mg/kg). The pericardium will be incised and 2-0 suture will be used to harness and elevate heart. The area of insult will be located and the test article or vehicle dose will be administered by needle puncture into the myocardium. A thoracic catheter will be placed and the intercostal space will be closed with 2-0 non absorbable suture. The catheter will be exteriorized from a separate intercostal space to the subcutaneous space and the air from the thoracic cavity will be removed using a 60cc syringe. Upon removal of all air the catheter will be removed and the exit site will be closed.

G. Post operative Observations: Post surgery the animal will be observed once daily for 3-5 days for any ‘abnormalities. The animal will be observed for any abnormalities in: skin, hair, respiratory, lethargy, fecal output, food consumption, dehiscence of surgical sites, edema, infection, and vocalization. All observations will be documented in the study file. If abnormal observations are evident the study director or the attending veterinarian will be notified immediately.

H. Animals Found Dead or Moribund: Any animals found with life threatening signs which would indicate that they would not survive until the next observation day will be immediately reported to the study director or the attending veterinarian. The time of death if applicable will be documented appropriately, and a full necropsy will be performed to evaluate the cause of death.

7.	Animal Observations:

1)	Cageside observations: Cageside observations will be performed twice daily for mortality and moribundity.

2)	Monitoring Procedures:

a). Electrocardiogram: Electrocardiogram (ECG) tracings (lead II) will be obtained using the Datascope Passport II.

b). Direct Blood Pressure and Heart Rate: Heart rate, and direct blood pressure parameters for MAP, SAP, and DAP will be monitored on day -7 pre and post ischemia formation on day 0 pre and post treatment, and at necropsy pre euthanasia.

DaVinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs	July 13, 2001
Study Number: DB-19	Page 8 of 11

A. Euthanasia: If animals are to be euthanized at the conclusion of the project the animals will be injected with sodium pentobarbital to cause euthanasia, which will be performed in accordance to the American Veterinary Medical Association (AVMA) Panel of Euthanasia, and Journal of the American Veterinary Medical Association, 218 (5): 668-696, 2001.

11.	PROTOCOL CHANGES: If necessary to change an approved study protocol, changes must be made in writing between the study director and the sponsor. The changes and the justification for the changes must be included in the section which will be replaced, and the new application must be approved by the study director and the sponsor, of which both parties must sign and date. The amendment will be attached to the protocol.

12.	STUDY DEVIATIONS: In the case which a deviation from the protocol, and Standard Operating Procedure occurs, the reason for the deviation, the action taken, and the impact on the study(if any) will be reported by the study director to the sponsor as soon as possible(if a significant impact is evident).

SPONSOR INFORMATION REQUIRED

SHIPPING:

Sample Shipping Information
Type of Sample	When	Conditions-1	Method	Advance Notification-2 Y/N
Blood samples	TBD	dry ice	o/n	y

-1Specify condition of shipping, dry ice, wet ice, cold packs, ambient temperature etc.

-1Specify courier©, overnight service (o/n), or standard (std)

-2Notification of person to receive package specified below.

DaVinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs	July 13, 2001
Study Number: DB-19	Page 9 of 11

Samples shipped to:

Name:	Jack Jacobs, Ph.D.

Company:	Phage Biotechnology Corp

Address:	14272 Franklin Ave

Suite 110

Tustin, CA 92780

Phone:	714-368-1520

Fax:	714-368-1517

Records Maintained:

Facility Records:

Animal room temperature and humidity

Water Analysis

Feed identification and usage

In-Vivo Phases:

Animal receipt and disposition

Quarantine Data

Animal Randomization

Fasting

Body Weights

Surgical Procedures

Treatment

Animal Observation

Monitoring Procedures

Sample collection

Clinical Pathology:

Clinical Pathology Data

Pathology Records:

Pathology data

DaVinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs	July 13, 2001
Study Number: DB-19	Page 10 of 11

PROTOCOL APPROVAL

Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs

DaVinci Protocol Number: DB-19

Sponsor:	Cardio Vascular Genetic Engineering / Phage Biotechnology Corp
14272 Franklin Ave Suite 110
Tustin CA 92780

/s/ JACK JACOBS
Signature		Date

Sponsor Representative	Jack Jacobs, Ph.D.

Facility Performing Project:	DaVinci Biomedical Research Prod™ 40 Maple Ave So. Lancaster, MA 01561
/s/ MARIO PIO VILLANI
Signature Mario Pio Villani Study Director		Date

DaVinci Biomedical Research Prod™
Cardiotoxicity Study of Fibroblast Growth Factor (FGF-1) in Dogs	July 13, 2001
Study Number: DB-19	Page 11 of 11

COMMITTEE REVIEW:

CHAIRMAN:_____________________________________________	TODAY’S DATE:_________________

VETERINARIAN:_________________________________________	TODAY’S DATE:_________________

THIRD COMMITTEE MEMBER:_______________________________________________	TODAY’S DATE:_________________

FOURTH COMMITTEE MEMBER:_______________________________________________	TODAY’S DATE:_________________